UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2018

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of Principal Executive Offices)	(Zip Code)

(619) 596-8600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement Financing

On August 16, 2018, PURE Bioscience, Inc. (the “Company”), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, completed a closing (the “Closing”) of a private placement financing (the “Private Placement Financing”) to accredited investors (the “Investors”). The Company raised approximately $1.5 million in the Closing and issued an aggregate of 3,333,964 shares (collectively, the “Shares”) of the Company’s common stock at a purchase price of $0.45 per share. The Shares issued in the Private Placement Financing were issued pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) entered into with the Investors. Mr. Tom Y. Lee, a member of the Company’s Board of Directors (the “Board”) invested approximately $1.05 million through his affiliates, including $547,000 of cash and the cancellation of existing indebtedness in the amount of approximately $504,000 that was held in the form of a promissory note.

The net proceeds to the Company from the Closing (including the cancellation of indebtedness), after deducting fees and other offering expenses, are expected to be approximately $1.49 million. The Company expects to use the net proceeds for general corporate purposes, including the Company’s research and development efforts, and for general administrative expenses and working capital.

The issuance and sale of the Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and these Shares may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. The Shares were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. The Investors represented to the Company that each was an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that each was receiving the Shares for investment for its own account and without a view to distribute them. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the Shares.

The form of Securities Purchase Agreement contains ordinary and customary provisions for agreements of this nature, such as representations, warranties, covenants, and indemnification obligations, as applicable. The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the form of which is filed as Exhibit 10.1 and is incorporated herein by reference. A copy of the Company’s press release announcing the Private Placement Financing is filed herewith as Exhibit 99.1.

Retirement from Board and Consulting Agreement

On August 13, 2018, Dave Pfanzelter retired from the Board and his position as Chairman of the Board. In connection with his retirement, Mr. Pfanzelter entered into a Consulting Agreement (the “Consulting Agreement”) with the Company for a term of three years pursuant to which he will assist the Company’s management to develop marketing and commercialization strategies, support the Company’s financing activities and provide other services reasonably requested by the Board and Chief Executive Officer. Pursuant to the terms of the Consulting Agreement, Mr. Pfanzelter (i) waived any rights he had to severance or change in control benefits under the terms of his chairman agreement, (ii) will receive a monthly consulting fee of $5,000 and (iii) will fully vest in his outstanding equity awards subject to the delivery of a waiver and release of claims. The Consulting Agreement is terminable by either party at any time upon 30 days prior written notice, subject to certain conditions. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.2 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Private Placement Financing in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Retirement from Board and Consulting Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02 in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement.
10.2	Consulting Agreement, dated August 13, 2018, by and between the Company and Dave Pfanzelter.
99.1	Press Release issued by the Company on August 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: August 16, 2018	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer